Exhibit 4.1

THE PROGRESSIVE CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as

Trustee

FIFTH SUPPLEMENTAL INDENTURE

4.60% Senior Notes due 2031

5.15% Senior Notes due 2036

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of March 26, 2026, between THE PROGRESSIVE CORPORATION, an Ohio corporation (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as successor in interest to U.S. Bank National Association, in its capacity as Trustee.

W I T N E S S E T H:

WHEREAS, the Issuer entered into an Indenture dated as of September 12, 2018 (as supplemented from time to time, the “Indenture”), with the U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, in its capacity as Trustee, pursuant to which the Issuer may from time to time issue its unsecured debentures, notes and other evidences of indebtedness in one or more series; and

WHEREAS, Article Eight of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture; and

WHEREAS, Section 8.1 of the Indenture provides that the Issuer, when authorized by its Board of Directors, and the Trustee may from time to time and at any time enter into an indenture supplemental to the Indenture to add on to the covenants of the Issuer certain further covenants, restrictions, conditions or provisions, and to make such other provisions as such Board of Directors may deem necessary or desirable and which shall not adversely affect the interests of the holders of the Securities.

NOW THEREFORE:

In consideration of the premises and other good and valuable consideration, the parties hereto mutually covenant and agree as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01. Integral Part. This Fifth Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. General Definitions. For all purposes of this Fifth Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fifth Supplemental Indenture; and

(c) the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture.

SECTION 1.03. Definitions. The following definitions shall apply to this Fifth Supplemental Indenture:

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York.

“Consolidated Tangible Net Worth” means, at any date, the total assets appearing on the consolidated balance sheet of the Issuer and its consolidated subsidiaries as of the end of the then most recent fiscal quarter of the Issuer, prepared in accordance with generally accepted accounting principles, less the sum of (a) the total liabilities appearing on such balance sheet and (b) intangible assets. “Intangible assets” means, for the purposes of this definition, the value, as shown on or reflected in such balance sheet, of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill, (ii) organizational costs and (iii) unamortized debt discount and expense, less unamortized premium.

“Designated Securities” means the series of Securities designated by the Issuer as its “4.60% Senior Notes due 2031,” and the series of Securities designated by the Issuer as its “5.15% Senior Notes due 2036.”

“Designated Subsidiary” means (i) Progressive Casualty Insurance Company, an Ohio corporation, so long as it remains a subsidiary of the Issuer, (ii) any other consolidated subsidiary of the Issuer, the assets of which constitute 10% or more of the Total Assets, and (iii) any subsidiary that is a successor to all or substantially all of the business or properties of any such subsidiary.

“Depositary” shall have the meaning specified in Section 4.01.

“DTC” shall have the meaning specified in Section 4.01.

“Global Security” or “Securities” shall have the meaning specified in Section 4.01.

“Total Assets” means, at any date, the total assets appearing on the consolidated balance sheet of the Issuer and its consolidated subsidiaries as of the end of the then most recent fiscal quarter of the Issuer, prepared in accordance with generally accepted accounting principles.

ARTICLE 2

ADDITIONAL COVENANTS

SECTION 2.01. Limitation on Liens. The Issuer will not, nor will it permit any Designated Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if (i) that indebtedness is secured by a pledge, mortgage, deed of trust or other lien on any shares of stock or indebtedness of any Designated Subsidiary (a “lien”), and (ii) the aggregate amount of the indebtedness so secured exceeds an amount equal to 15% of the Issuer’s Consolidated Tangible Net Worth, unless the Designated Securities are also secured equally and ratably with such other indebtedness. For purposes of this restriction, a “lien” will not include the pledge to, or deposit with, any state or provincial insurance regulatory authorities of any investment securities by the Issuer or any of its subsidiaries.

The foregoing restriction shall not apply to indebtedness secured by:

(a) Liens on any shares of stock or indebtedness of or acquired from a corporation merged or consolidated with or into, or otherwise acquired by, the Issuer or a Designated Subsidiary;

(b) Liens to secure indebtedness of a Designated Subsidiary to the Issuer or to another Designated Subsidiary, but only as long as such indebtedness is owned or held by the Issuer or a Designated Subsidiary; and

(c) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in (a) and (b).

SECTION 2.02. Consolidation, Merger, Sale, Conveyance and Lease. Clause (ii) of Section 9.1 of the Indenture is, with respect to the Designated Securities, amended to read as follows:

“(ii) immediately after giving effect to the transaction, no Event of Default exists.”

ARTICLE 3

REOPENING OF THE SERIES

SECTION 3.01. Reopening of the Series. The Issuer may at any time, without the consent of the holders of either series of the Designated Securities, increase the principal amount of either series of the Designated Securities.

ARTICLE 4

GLOBAL SECURITIES

SECTION 4.01. Global Securities. The Designated Securities shall be issued in the form of one or more global securities for each series (“Global Securities”), which shall be deposited on behalf of the purchasers of the Designated Securities represented thereby with U.S. Bank Trust Company, National Association, at its Corporate Trust Office, as custodian for the depositary, The Depository Trust Company (“DTC”, and such depositary, or any successor thereto, being hereinafter referred to as the “Depositary”), and registered in the name of DTC’s nominee, Cede & Co. (or any successor thereto), for the accounts of participants in the Depositary.

SECTION 4.02. General. Each Global Security shall represent such portion of the outstanding applicable Designated Securities as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of the outstanding applicable Designated Securities from time to time endorsed thereon. The Trustee and any agent thereof shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered Holder of any Global Security for all purposes of the Indenture relating to such Global Security (including the payment of principal and interest and the giving of instructions or directions by or to the owner or Holder of a beneficial ownership interest in such Global Security) as the sole Holder of such Global Security and shall have no obligations to the beneficial owners thereof. None of the Trustee or any agent shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Security, for the records of any such Depositary, including records in respect of beneficial ownership interests in respect of any such Global Security, for any transactions between the Depositary and any members of, or participants, in the Depositary (“Agent Members”) or between or among the Depositary, any such Agent Member and/or any Holder or owner of a beneficial interest in such Global Security, or for any transfers of beneficial interests in any such Global Security. Notwithstanding the foregoing, nothing herein shall (1) prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (2) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Security. Subject to the foregoing, the registered Holder may grant proxies and otherwise authorize any Person to take any action which a Holder is entitled to take under the Indenture or the Designated Securities in accordance with the rules and procedures of such Depositary.

SECTION 4.03. Book Entry Provisions. Each Global Security shall bear a legend substantially to the following effect:

“This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depositary Trust Company, a New York corporation (“DTC”) or a nominee of DTC. This Security is exchangeable for Securities registered in the name of a person other than DTC or its nominee only in limited circumstances described in the Indenture, and may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such a successor depository.”

A Global Security may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Designated Security that is issued in exchange for a Global Security but is not itself a Global Security.

A Global Security shall not be exchanged in whole or in part for a Designated Security registered, and no transfer of a Global Security in whole or in part shall be registered, in the name of any Person other than the Depositary or one or more nominees thereof; provided that a Global Security may be exchanged for Designated Securities registered in the names of any person designated by the Depositary in the event that (A) the Depositary has notified the Issuer that it is unwilling or unable to continue as Depositary for such Global Security or such Depositary has ceased to be a “clearing agency” registered under the Exchange Act, and in either case, a successor Depositary is not appointed by the Issuer within 90 days after receiving such notice or becoming aware that the Depositary has ceased to be a “clearing agency,” (B) the Issuer determines in its sole discretion to issue Designated Notes in exchange for a Global Security or (C) an Event of Default with respect to the securities represented by such Global Security has occurred and is continuing. Any Global Security exchanged pursuant to the preceding sentence shall be so exchanged as directed by the Depositary. Any Designated Security issued in exchange for a Global Security or any portion thereof shall be a Global Security; provided, however, that any such Security so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Security.

Designated Securities issued in exchange for a Global Security or any portion thereof that are not issued as a Global Security shall be issued in definitive, fully registered form, without interest coupons, shall have a principal amount equal to that of such Global Security or portion thereof to be so exchanged and shall be registered in such names and be in such authorized denominations as the Depositary shall designate.

ARTICLE 5

MISCELLANEOUS PROVISIONS

SECTION 5.01. Applicability of this Fifth Supplemental Indenture. The provisions of this Fifth Supplemental Indenture will be applicable solely to the Designated Securities.

SECTION 5.02. Adoption, Ratification and Confirmation. The Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 5.03. Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

SECTION 5.04. Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the state of New York.

SECTION 5.05. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture. The recitals contained herein are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first written above.

THE PROGRESSIVE CORPORATION

By:	/s/ Maureen M. Spooner
Name: Maureen M. Spooner
Title: Treasurer

Attest

By:	/s/ David M. Stringer
Name: David M. Stringer
Title: Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven J. Gomes
Name: Steven J. Gomes
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]